Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
July 22, 2024	(804) 217-5897

DYNEX CAPITAL PROMOTES SMRITI LAXMAN POPENOE TO CO-CEO AND ANNOUNCES OTHER EXECUTIVE PROMOTIONS

•Smriti Laxman Popenoe promoted to Co-CEO, remains President and Chief Investment Officer
•Rob Colligan promoted to Chief Operating Officer, remains Chief Financial Officer
•Industry veteran Harman Sahni joins Dynex as Chief Technology Officer
•Dynex well-positioned for continued success

GLEN ALLEN, Va.--Dynex Capital, Inc. (NYSE: DX) (“Dynex” or the “Company”) today announced the promotion of Smriti Laxman Popenoe and several other executive promotions. The changes reflect the Company’s commitment to a human capital management strategy that is appropriate for the current global environment.

Smriti Laxman Popenoe Promoted to Co-CEO

Ms. Popenoe, who has served as the Company's President and Chief Investment Officer, has been promoted to Co-Chief Executive Officer, effective immediately. She will lead Dynex together with Byron Boston, who remains Chairman and Co-CEO, to continue building on the Company's proven strategy, operations, and culture. Ms. Popenoe will retain her role as President and CIO, overseeing the Company's investment portfolio and capital management, and continue as a member of the Board of Directors.

Ms. Popenoe has more than 30 years of experience in capital markets and investing, including senior roles at Wachovia and Freddie Mac. She is a recognized leader in the REIT sector and has been instrumental in driving Dynex’s strong performance, risk management, and innovation.

"Managing our company for the long term in this complex and dynamic global environment requires experience, continuity, and collaboration,” said Julia Coronado, Lead Independent Director of Dynex. “Smriti has demonstrated these qualities in abundance and has proven to be an exceptional leader working alongside Byron. This Co-CEO model will enable them to continue to enhance the company's strategy, execution, and culture, and deliver value for our shareholders, employees, and stakeholders."

“Smriti and I have now been teammates for 27 years, and this is a natural step given the key role she has played in growing Dynex,” said Byron Boston, Chairman and Co-CEO of Dynex. “In her new role, Smriti will focus on operations and performance, while continuing her day-to-day role as CIO. She has earned the respect and support of Dynex’s investors, employees, and other key stakeholders. I look forward to continuing to work side by side with her as we leverage and extend the performance culture of Dynex.”

Rob Colligan Promoted to COO

Dynex also announced the promotion of Rob Colligan, who has served as the Company's Chief Financial Officer since 2022, to Chief Financial Officer and Chief Operating Officer, effective immediately. In his expanded role, Mr. Colligan will oversee the Company's finance, accounting, legal, human resources, investor relations, and marketing functions, in addition to the newly created technology function. He will continue to report to Co-CEOs Byron Boston and Smriti Popenoe.

Mr. Colligan has more than 30 years of experience in the financial services industry, with a focus on the mortgage and capital markets. He has held senior leadership positions at Merrill Lynch, Bear Stearns, Starwood Capital, and Chimera Investment Corporation, where he was instrumental in building and managing the companies’ respective finance platforms across multiple asset classes. He joined Dynex in 2022 and has been responsible for successfully leading the Company’s financial strategy, reporting, and operating activities.

“Since joining Dynex, Rob has employed his extensive finance and operations capabilities,” said Smriti Popenoe, Co-CEO, President and CIO, and Byron Boston, Chairman and Co-CEO. “He has streamlined and transformed our HR, IT, legal, investor relations, and marketing teams. Formalizing his leadership as COO will serve Dynex shareholders well into the future. Rob has been an integral part of the strategy to build a strong and resilient company that can adapt to changing market conditions and capitalize on new opportunities. He brings broad and deep experience and expertise that will help us enhance our operating platform to capture new opportunities and drive long-term value creation.”

Harman Sahni Joins as Chief Technology Officer

Dynex also announced the hiring of Harman Sahni as Chief Technology Officer, effective immediately. Mr. Sahni will be responsible for leading the Company’s technology strategy, infrastructure, and innovation, and will report to Rob Colligan, CFO and COO.

For the past 10 years, Mr. Sahni held senior technology roles at Rithm Capital and Annaly Capital, where he focused on application development, risk and data analytics, and cloud-based solutions. Earlier in his career, he held technology roles at Bank of America, Citigroup, and Barclays.

"We are thrilled to welcome Harman to our team. He is a visionary and a builder with a track record of delivering innovative technology solutions that enhance efficiency and scalability and improve user experience. He will play a key role in advancing our digital transformation and innovation agenda, and in positioning Dynex as a leader in the mortgage REIT space," said Smriti Popenoe, Co-CEO,President and CIO.

Other Executive Promotions

In addition to the Co-CEO, COO, and CTO announcements, Dynex announced the following executive promotions:

•Robert Nilson, who has served as the Company's Vice President of Risk and Compliance since 2018, has been promoted to Chief Risk Officer. He will oversee the company's enterprise risk management, and will report to Smriti Popenoe, Co-CEO, President and CIO.

•Jeff Childress, who has served as the Company's Vice President and Controller since 2005, has been promoted to Chief Accounting Officer. He will lead the Company's technical accounting and tax functions, and will report to Rob Colligan, CFO and COO.

•Rebecca Imhof, the Company's Assistant Controller since 2019, has been promoted to Controller. She will manage the Company's accounting and treasury operations, and will report to Rob Colligan, CFO and COO.

"These promotions reflect the depth and breadth of talent we have at Dynex, and the contributions these leaders have made to our success. They demonstrate our commitment to developing and rewarding our people, and to fostering a culture of excellence, collaboration, and growth. On behalf of the executive team and Board of Directors, we congratulate them on their well-deserved promotions, and look forward to their continued leadership and impact," said Byron Boston, Chairman and Co-CEO.

About Dynex Capital

Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital; employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Forward Looking Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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